Exhibit 10.36

December 17, 2007
Mr. Gary S. Collins PrivateBancorp, Inc. 70 West Madison Suite 200 Chicago, Illinois 60602

Dear Gary:

Please find enclosed a term sheet agreement setting forth the terms of your employment and going forward compensation with PrivateBancorp, Inc. (“PrivateBancorp”) and The PrivateBank and Trust Company (the “Bank”). This term sheet agreement will replace your existing employment agreement with PrivateBancorp and the Bank, dated October 1, 2003, upon your acceptance by signature below. As we discussed, your future compensation includes a significant equity award.

The offer to execute this term sheet agreement will remain open for your acceptance until 5:00 p.m. (C.S.T.) January 15, 2008. Please signify your acceptance of this offer by signing as indicated below. If you do not sign and return your acceptance of the term sheet agreement by such date and time, the special performance share award that was granted on November 1, 2007 will be forfeited, and you will not receive the enhanced vesting protections with respect to the options that were granted as of that date. You may return this offer letter to the following confidential fax 312.683.1493.

You are an important member of the PrivateBancorp management team, and we are counting on your continued efforts during this exciting period for our company. Thank you for your past efforts on behalf of PrivateBancorp, and we look forward to our continued success together.

Sincerely,

Ralph B. Mandell
Chairman of the Board

Accepted:

/s/ Gary S. Collins	Date:	December 17, 2007
Gary S. Collins

GARY S. COLLINS

Position	Managing Director and Vice Chairman of The PrivateBank and Trust Company (the “Bank”), reporting to the Chief Executive Officer of PrivateBancorp, Inc. (the “Holding Company”).

Base Salary	Your annual base salary rate shall be $238,400 through December 31, 2007. As of January 1, 2008, your annual base salary rate shall be $310,000, subject to increase, but not decrease from time to time (other than permitted proportionate reductions applicable to all similarly situated senior executives of the Holding Company or the Bank, unless such reduction occurs during the two-year period commencing upon the occurrence of a Change of Control), in the sole discretion of the Bank, and any such increased (or decreased) amount shall mean “Base Salary” for purposes of this term sheet agreement.

Annual Bonus

Your target bonus percentage for 2007 shall be 60% of your Base Salary. As of January 1, 2008, your target bonus percentage shall be 90% of your Base Salary.

The Compensation Committee does not intend to propose a 2008 annual bonus plan that will limit the bonus payable to the target amount.

Special Equity Award

On November 1, 2007 you received a special equity award of 62,500 stock options (the “Retention Options”) and 25,000 shares of restricted stock (the “Retention Restricted Stock,” and together with the Retention Options, the “Retention Awards”) under the PrivateBancorp, Inc. 2007 Incentive Compensation Plan. The stock options have a 10-year term. The award of restricted stock and one-half of the stock options (“performance stock options”) are subject to performance vesting requirements and continued service during the performance period generally applicable to such awards, and the other one-half of the stock options (“time-vesting stock options”) are subject to time vesting requirements only, all as more particularly described on Attachment A hereto.

If, prior to the date on which your special equity award is fully vested, your employment is terminated due to your death or Disability (as defined in the award agreement), your employment is involuntarily terminated by the Bank without Cause or voluntarily terminated by you for Good Reason, (i) the unvested portion of the time-vesting stock options will become fully vested and exercisable and (ii) you will continue to vest through December 31 of the fiscal year of your termination in the unvested portion of the restricted stock and performance stock options and such previously unvested performance stock options will become exercisable if the performance vesting conditions relating to the award are satisfied on the performance vesting date that next follows your date of termination; provided, you will be vested in a minimum number of each of shares of restricted stock and performance stock options as equals the product of (x) 5% multiplied by (y) the number of whole or partial years of employment with the Bank from January 1, 2008 through the date of termination, to the extent you had not previously become vested in at least such number of shares of restricted stock and performance stock options, respectively. Upon such termination of employment, vested time-vesting stock options (including time-vesting stock options that become vested on the date of termination) and then-vested performance stock options will be exercisable for 1 year after your date of termination (but not beyond the last day of the stock option term).
Upon such termination of employment, performance stock options that become vested upon attainment of the performance objective for the year of termination will be exercisable for 1 year after the performance vesting date that next follows your date of termination (but not beyond the last day of the stock option term).

If your employment with the Holding Company and all of its subsidiaries terminates for any reason (except termination for Cause) after you have attained age 62 and have completed 10 or more years of service with the Holding Company and its subsidiaries, (i) you will become vested in no less than a pro rata portion of the time-vesting stock options then outstanding equal to the number of completed months during the vesting period divided by the number of full months necessary to achieve full vesting of such option, and (ii) you will continue to vest through December 31 of the fiscal year of your termination in the unvested portion of the performance stock options and such previously unvested performance stock options will become exercisable if the performance vesting conditions relating to the awards are satisfied on the performance vesting date that next follows your date of termination; provided, you will be vested in a minimum number of performance stock options as equals the product of (x) 5%
multiplied by (y) the number of whole or partial years of employment with the Bank from
January 1, 2008 through the date of termination, to the extent you had not previously become vested in at least such number of shares of performance stock options. Upon such termination of employment, vested time-vesting stock options (including time-vesting stock options that become vested on the date of termination) and then-vested performance stock options will be exercisable for 1 year after your date of termination (but not beyond the last day of the stock option term). Upon such termination of employment, performance stock options that become vested upon attainment of the performance objective for the year of termination will be exercisable for 1 year after the performance vesting date that next follows your date of termination (but not beyond the last day of the stock option term).

You will become fully vested in your special equity award upon the occurrence of a Change of
Control.

To the extent that the Bank has or hereafter enters into a broker-assisted (FRB Reg. T)
cashless exercise program for stock option awards to employees of the Bank, the initial stock option award will be included in such program.

The restricted shares and stock options will be subject to the terms and conditions of an equity incentive plan and award agreements to be adopted by the Board of Directors of the Holding
Company; provided, however, that with respect to the terms and conditions described above, if there is a conflict between this term sheet agreement and the equity incentive plan and/or an award agreement thereunder, the document that is more favorable to you will control.

You will be eligible for future equity awards from time to time, in accordance with the terms of the Holding Company’s incentive plans as then in effect, in such amount, if any, as is determined in the sole discretion of the Compensation Committee.

“Cause,” “Good Reason” and “Change of Control” are defined on Attachment B.

Benefits; Perquisites

You are eligible to continue your participation in the Bank’s various benefit programs as are currently in effect, subject to the terms of such programs and the Bank’s right to amend or terminate such programs. Such benefits include, but are not limited to, medical and dental insurance plans, the flexible benefits plan, the PrivateBancorp, Inc. Savings, Retirement and Employee Stock Ownership Plan, the PrivateBancorp, Inc. deferred compensation plan, life insurance, accidental death and dismemberment insurance and long term disability insurance and all other plans and programs in which similarly situated senior officers of the Bank or Holding Company participate.

You will also continue to be furnished with such perquisites which may from time to time be provided by the Holding Company and the Bank which are suitable to your position and adequate for the performance of your duties hereunder and reasonable in the circumstances. Such perquisites include, but are not limited to, reimbursement for dues at one approved country club and one approved luncheon club in the Chicago Metropolitan area.

Vacation	Standard Bank vacation policy, but not less than 4 weeks per calendar year.

Severance Benefits (Termination without Cause or for Good Reason) (prior to, or more than 2 years after, a Change of Control)

Upon an involuntary termination of your employment by the Bank without Cause or voluntary termination of employment by you for Good Reason, you will receive:

(i) A pro rata bonus based on your prior year’s bonus (if any) and the number of days elapsed during the year in which the date of termination occurs (the “Pro Rata Bonus”);

(ii) Severance payments equal to 100% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed) immediately preceding the calendar year in which your date of termination occurs, payable in substantially equal monthly installments for a period of 12 months in accordance with the Bank’s regular payroll practices;

(iii) Continuation for 12 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination; and

(iv) Base Salary earned but not paid and vacation accrued and unused through your termination date, any annual bonus that is earned in a fiscal year preceding the fiscal year of your termination but not paid as of the termination date, and such other earned but unpaid amounts under the employee benefit plans in which you participate as of the termination date that are payable to you in accordance with the terms thereof, (collectively “Accrued Obligations”).

Any payments and benefits to you under this Severance Benefits section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

If you are a “specified employee” of the Holding Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), then you shall receive payments during the 6 month period immediately following your date of termination equal to the lesser of (x) the amount payable under this severance provision or (y) two (2) times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which your date of termination occurs (with any amounts that otherwise would have been payable under this severance provision during such 6 month period being paid on the first regular payroll date following the 6 month anniversary of the date of termination).

Change of Control Severance

For the period commencing six months prior to a Change of Control and ending on the second anniversary of such Change of Control that occurs on or before that date, upon an involuntary termination of your employment by the Bank without Cause or voluntary termination of employment by you for Good Reason at or after a Change of Control, you will receive:

(i) The Pro Rata Bonus;

(ii) Severance equal to 200% of the sum of (A) your Base Salary (disregarding any reduction of your Base Salary constituting Good Reason), plus (B) the greater of (x) your prior year’s bonus or (y) the average of the sum of the bonus amounts earned by you with respect to the 3 calendar years (or such fewer number of years as you have been employed) immediately preceding the calendar year in which your date of termination occurs, payable in a single lump sum payment within 30 days after the date of termination, or if your termination of employment occurs within six months prior to a Change of Control, then within 5 business days after the Change of Control you will receive a single lump sum payment equal to (p) the amounts due you under this clause (ii) reduced by (q) the sum of all amounts paid to you under clause (ii) of Severance Benefits (above in this term sheet agreement), so that no amount of the lump sum payment under this clause (ii) is duplicative; provided, however, that if the Change of Control is not also a change in the ownership or effective control of the Holding Company or the Bank (as defined in Treasury Regulation §1.409A-3(i)(5)), you will receive your severance in substantially equal monthly installments for a period of 12 months in accordance with the Bank’s regular payroll practices;

(iii) Continuation for 24 months of your right to maintain COBRA continuation coverage under the applicable Bank plans at premium rates on the same “cost-sharing” percentage basis as the applicable premiums paid for such coverage by active Bank employees as of your date of termination;

(iv) Outplacement for 12 months; and

(v) The Accrued Obligations.

Any payments and benefits to you under this Change of Control

Severance section of this term sheet agreement shall not be reduced by the amount of any compensation or benefits earned as a result of your subsequent employment.

Code Section 280G	If any payments or benefits constitute “excess parachute payments” (as defined in Code Section 280G), you will be fully grossed up if such payments and benefits exceed 330% of your “base amount” (as defined in Code Section 280G). If such payments and benefits equal 330% or less of your base amount, payments will be reduced so that you do not receive any excess parachute payments.

Full Satisfaction; Release of Claims

Any termination payments made and benefits provided to you under this term sheet agreement shall be in lieu of any termination or severance payments or benefits for which you may be eligible under any of the plans, policies or programs of the Bank or its affiliates.

As a condition precedent to the payment of all amounts, benefits and vesting of your special equity award, other than your Accrued Obligations, pursuant to your involuntary termination of employment without Cause or your voluntary termination of employment for Good Reason at any time, you shall execute a waiver and general release of claims, substantially in the form customarily obtained by the Bank from its terminating executive employees, which waiver and general release of claims is not revoked during any applicable seven (7) day revocation period. For the avoidance of doubt, such waiver and general release will not adversely affect your ability to enforce the terms of this term sheet agreement, your indemnification rights under the Bank’s by-laws and this term sheet agreement, your rights to coverage under the Bank’s directors and officers liability insurance; your and your covered dependents’ rights to COBRA continuation coverage, your rights to vested employee benefits, and other rights that cannot be waived by operation of law.

Restrictive Covenants (confidentiality, non-competition, non-solicitation)	You will not at any time during or following your employment with the Bank, directly or indirectly, disclose or use on your behalf or another’s behalf, publish or communicate, except in the course of your employment and in the pursuit of the business of the Holding Company and the Bank or any of its subsidiaries or affiliates, any proprietary information or data of the Holding Company and the Bank or any of its subsidiaries or affiliates, which is not generally known to the public or which could not be recreated through public means and which the Holding Company and the Bank may reasonably regard as confidential and proprietary. You recognize and acknowledge that all knowledge and information which you have or may acquire in the course of your employment, such as, but not limited to, the business, developments, procedures, techniques, activities or services of the Holding Company or the Bank or the business affairs and activities of any customer, prospective customer, individual firm or entity doing business with the Holding Company or the Bank are their sole valuable property, and shall be held by you in confidence and in trust for their sole benefit. All records of every nature and description which come into your possession, whether prepared by you, or otherwise, shall remain the sole property of the Holding Company or the Bank and upon termination of your employment for any reason, said records shall be left with the Holding Company or the Bank as part of its property.

During the period of your employment with the Bank and for a period of 1 year after termination of your employment for any reason, you will not (except in your capacity as an employee of the Bank) directly or indirectly, for your own account, or as an agent, employee, director, owner, partner, or consultant of any corporation, firm, partnership, joint venture, syndicate, sole proprietorship or other entity:

(i) engage, directly or indirectly, in any business which has a place of business (whether as a principal, division, subsidiary, affiliate, related entity, or otherwise) located within the area encompassed within a 50 mile radius surrounding your office as of your date of termination that provides banking products, or that provides non-banking products or services of a type that accounted for more than 10% of the Holding Company’s gross revenues for the fiscal year immediately preceding your date of termination, that the Holding Company or the Bank or any of their subsidiaries or affiliates provide as of your date of termination;

(ii) solicit or induce, or attempt to solicit or induce any client or customer of the Holding Company or the Bank or any of their subsidiaries or affiliates not to do business with the Bank or Holding Company or any of its subsidiaries or affiliates; or

(iii) solicit or induce, or attempt to solicit or induce, any employee or agent of the Holding Company or the Bank or any of their subsidiaries or affiliates to terminate his or her relationship with the Holding Company or the Bank or any of their subsidiaries or affiliates.

The foregoing provisions shall not be deemed to prohibit your ownership, not to exceed 5% of the outstanding shares, of capital stock of any corporation whose securities are publicly traded on a national or regional securities exchange or in the over-the-counter market.

The Holding Company’s and the Bank’s and any of their subsidiaries’ or affiliates’ sole remedy for any breach (or threatened breach) of the non-competition covenant at subparagraph (i) above shall be limited to taking action with respect to your Retention Awards as follows:

(x) you will immediately forfeit all unexercised Retention Options (whether then vested or unvested) then held by you, all shares of stock of the Holding Company (or any successor) acquired upon the exercise of vested Retention Options and then held by you, and all shares of Retention Restricted Stock (whether vested or unvested, restricted or unrestricted) then held by you; provided, however, that if any shares acquired upon the exercise of a Retention Option are required to be returned or forfeited, you will be paid the applicable exercise you paid (other than via a Cashless Exercise, defined below) for such shares;

(y) you will immediately repay to the Holding Company a cash sum in the principal amount equal to all gross proceeds (before-tax) realized by you upon the sale or other disposition of shares of stock of the Holding Company acquired upon the exercise of vested Retention Options and shares of Retention Restricted Stock, less the exercise price you may have paid for such shares (provided, however, that use of Retention Awards to satisfy the exercise price, whether by net exercise to the Company or a Reg. T cashless exercise through a cooperating broker, shall not constitute payment of the “exercise price” under this Agreement (“Cashless Exercise”)), occurring at any time during the period commencing on the date that is three years before the date of termination of your employment and ending on the date that the noncompetition covenant lapses (“Refund Period”) , together with interest accrued thereon, from the date of such breach or threatened breach, at the prime rate (compounded calendar monthly) as published from time to time in The Wall Street Journal, electronic edition (“Interest”); and

(z) you will repay to the Holding Company a cash sum equal to the fair market value of all shares of Retention Restricted Stock and all Retention Options or shares acquired upon the exercise of vested Retention Options (net of the applicable exercise price, other than via a Cashless Exercise) which were transferred by you as gifts at any time during the Refund Period, together with

Interest, and for which purpose, “fair market value” per share of stock shall be the closing price of one share of Holding Company common stock on the date such gift occurs and per stock option shall be the positive difference, if any, between the fair market value of a share of stock, above, and the stock option exercise price.

You further agree that a breach (or threatened breach) of the confidentiality and/or non-solicitation covenants in subparagraphs (ii) and (iii) above will result in irreparable harm to the business of the Holding Company and the Bank, a remedy at law in the form of monetary damages for any breach (or threatened breach) by you of these covenants is inadequate, in addition to any remedy at law or equity for such breach, the Holding Company and the Bank shall be entitled to institute and maintain appropriate proceedings in equity, including a suit for injunction to enforce the specific performance by you of such obligations and to enjoin you from engaging in any activity in violation thereof, and the covenants on your part contained above shall be construed as agreements independent of any other provisions in this term sheet agreement, and the existence of any claim, setoff or cause of action by you against the Holding Company or the Bank, whether predicated on this term sheet or otherwise, shall not constitute a defense or bar to the specific enforcement by the Holding Company or the Bank of said covenants.

In the event of a breach or a violation by you of any of the covenants and provisions above, the running of the non-compete period (but not your obligations thereunder) shall be tolled during the period of the continuance of any actual breach or violation.

You agree that the covenants above are reasonable with respect to their duration, geographical area and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision above is invalid or unenforceable, you agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace an invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this term sheet agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Indemnification	You will be indemnified to the maximum extent permitted by applicable state law in addition to that as may be provided under the Holding Company and the Bank’s bylaws. You will also be covered by the Holding Company and the Bank’s directors and officers liability insurance coverage as in effect from time to time.

Fee Reimbursement	You will be reimbursed for up to $5,000 of the professional fees incurred by you relating to the negotiation and documentation of your employment arrangements.

Code Section 409A	It is intended that any amounts payable under this term sheet agreement and the Holding Company’s, the Bank’s and your exercise of authority or discretion hereunder shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) so as not to subject you to the payment of any interest or additional tax imposed under Section 409A of the Code. To the extent any amount payable under this term sheet agreement would trigger the additional tax imposed by Code Section 409A, this term sheet agreement shall be modified to avoid such additional tax.

Board Approval	The Holding Company and the Bank represent and warrant to you that they have taken all corporate action necessary to authorize and to enter into this term sheet agreement.

Entire Understanding; Amendment	This term sheet agreement constitutes the entire understanding between the Holding Company, the Bank, and you relating to your employment hereunder and supersedes and cancels all prior written and oral understandings and agreements with respect to such matters entered into prior to the date of your acceptance of this term sheet agreement, including, for the avoidance of doubt, your current employment agreement with the Holding Company and the Bank dated October 1, 2003, and except for the terms and provisions of any employee benefit or other compensation plans (or any agreements or awards thereunder), referred to in this Agreement or as otherwise expressly contemplated by this Agreement. This term sheet agreement shall not be amended or modified except by written instrument executed by the Holding Company or Bank and you.

Binding Agreement	This term sheet agreement shall be binding upon and inure to the benefit of the heirs and representatives of you and the successors and assigns of the Holding Company and the Bank.

Governing Law	Illinois.

ATTACHMENT A

PRIVATEBANCORP, INC. SPECIAL EQUITY AWARD DESIGN

	EQUITY GRANT FEATURE	PERFORMANCE SHARES	PERFORMANCE STOCK OPTIONS		TIME-VESTING STOCK OPTIONS

1.	Allocation of Total Award	• 50% of value of the Awards.	• 25% of value of the Awards.		• 25% of value of the Awards.

2.	Time Vesting	• N/A	• N/A		• 20% per fiscal year of service, 1/1/2008-12/31/2012.

3.	Performance Vesting

•     Based on stock price performance objectives: 20% compound annual stock price growth 2008-2012.

•     Stock price base is $27.91.

•     20% of the Award vests per year, based on attainment of stock price objective for that year. Objective must be met for 20 consecutive trading days during that fiscal year to vest.

•     Employed on 12/31 of performance year.

•     If the PIPE (or other investment) does not close by 3/31/08 for at least $150 million capital gross proceeds, the performance restrictions will lapse as to 25% of the Performance Shares and such shares shall be time-vested restricted stock vesting at the rate of 20% per fiscal year of service.

•     Based on EPS performance objectives: 20% compound annual EPS growth 2008 - 2012.

•     Earnings base is $1.65.

•     20% of the Award vests per year, based on attainment of EPS objective for that year.

•     Employed on 12/31 of performance year.

					• None

4.	“Catch-Up” Performance Vesting	• As of 12/31 each year: To extent not vested, Award will vest for prior years if later year stock price objective is attained.	• As of 12/31/2012: To extent not vested, Award will vest:		• N/A

		• Must be employed on 12/31 of year objective is attained.	Cum. Cmpd. Growth	Vested % of Award
			15.0%($12.80)	50%
			17.5%($13.75)	75%
			20.0%($14.74)	100%

			• Must be employed on 12/31/2012.

	EQUITY GRANT FEATURE	PERFORMANCE SHARES	PERFORMANCE STOCK OPTIONS	TIME-VESTING STOCK OPTIONS
5.	Minimum 25% Vesting	• As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested shares). • Must be employed on 12/31/2012.	• As of 12/31/2012: To the extent less is vested, 25% of total Award will be vested (including previously vested options). • Must be employed on 12/31/2012.	• N/A

6.	“Good Leaver” Treatment	• Continued vesting until 12/31 of termination year based on performance. • Minimum vesting of whole Award of 5% x whole or partial years employed 1/1/08 to 12/31 of termination year.

•     Continued vesting until 12/31 of termination year based on performance.

•     Minimum vesting of whole Award of 5% x whole or partial years employed prior to 12/31 of termination year.

•     1 year to exercise vested options from 12/31 of termination year.

• Full accelerated vesting. • 1 year to exercise from date of termination.

ATTACHMENT B

DEFINITIONS

“Cause” shall mean (A) your willful and continued (for a period of not less than 10 business days after written notice thereof during which you may remedy such failure if capable of remedy) failure to perform substantially the duties of your employment (other than as a result of physical or mental incapacity, or while on vacation or other approved absence) which are within your control (mere inability to achieve financial or other performance targets or objectives, alone, shall not constitute such a willful and continued failure); or (B) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Holding Company or the Bank; or (C) your conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability (with “vicarious liability” meaning liability based on acts of the Holding Company or the Bank for which you are charged solely as a result of your offices with the Bank and in which you were not directly involved and did not have prior knowledge of such actions or intended actions); provided, however, that no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Holding Company or the Bank; and provided further that no act or omission by you shall constitute Cause hereunder unless you have been given detailed written notice thereof, and you have failed to remedy such act or omission.

“Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without your consent: (A) a reduction in your Base Salary, target annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Bank, unless such reduction occurs during the two-year period commencing on the occurrence of a Change of Control) and/or the number of shares of restricted stock or number of stock options granted as your special equity award, or (B) your being required to be based at an office or location which is more than 50 miles from your then current office, or (C) your removal as a member of the most senior management council of the Bank (to the extent such council exists), or (D) the failure of a successor to assume the obligations of the Bank under this term sheet agreement (to the extent not otherwise assumed by operation of law); provided, however, the hiring of any executives in connection with Project Midwest and any effect such executive hires may have on your employment shall not constitute grounds for Good Reason. You must provide written notice to the Bank of the existence of Good Reason no later than 90 days after its initial existence, and the Bank shall have a period of 30 days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.

“Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of PrivateBancorp, Inc. (the “Company”) or any of its subsidiaries, or (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”), provided, however, that the following shall not constitute a change in control: (1) such person becomes a beneficial owner of 30% or more of the Voting Stock as the result of an acquisition of such Voting Stock directly from the Company, or (2) such person becomes a beneficial owner of 30% or more of the Voting Stock as a result of the decrease in the number of outstanding shares of Voting Stock caused by the repurchase of shares by the Company; provided, further, that in the event a person described in clause (1) or (2) shall thereafter increase (other than in circumstances described in clause (1) or (2)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall be deemed to become a beneficial owner of 30% or more of the Voting Stock for purposes of this paragraph (i), provided such person continues to beneficially own 30% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

(ii) Individuals who, as of November 1, 2007, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director, whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding for this purpose, any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 promulgated under the Exchange Act); or

(iii) Consummation of a reorganization, merger or consolidation or the sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company; or

(v)(I) a sale or other transfer of the voting securities of the Bank, whether by stock, merger, joint venture, consolidation or otherwise, such that following said transaction the Company does not directly, or indirectly through majority owned subsidiaries, retain more than 50% of the total voting power of the Bank represented by the voting securities of the Bank entitled to vote generally in the election of the Bank’s directors; or (II) a sale of all or substantially all of the assets of the Bank other than to the Company or any subsidiary of the Company.